EMPLOYMENT AGREEMENT

                         THIS EMPLOYMENT AGREEMENT made as of the 10th day of January, 1998,

BETWEEN:
SUR AMERICAN GOLD CORPORATION, a company duly incorporated under the laws of the Province of Alberta and having an office at #1100 -1090 West Georgia Street, Vancouver, British Columbia V6E 3V7

(herein called the "Company")
OF THE FIRST PART
AND:

MR. J. RENNIE BLAIR, Geologist, having an address at 1490 Percy Court, North Vancouver, British Columbia, V7G 2N3

(herein called the "Employee")
OF THE SECOND PART

WHEREAS:

A.                       The Company desires to secure the services of the Employee on the terms set forth; and

B.                       The Employee desires to enter into the full and active employ of the Company and hold the corporate offices as herein set forth.

                          NOW THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements hereinafter contained and the sum of Two Dollars now paid by each of the parties to the other (the receipt and sufficiency of which is hereby acknowledged by both parties), the parties hereto agree as follows:

1.                       Employment and Engagement

                          The Company hereby employs and engages the Employee to provide and perform the services of President and Chief Executive Officer for the Term (as herein defined). The Employee hereby accepts such employment and engagement on the forthcoming terms and conditions. The Employee shall personally provide and perform the services set forth in Schedule "A".

2.                       Time and Effort

                          The Employee shall devote his full time, attention and ability to the business and affairs of the Company as required to fulfil his duties and shall well and conscientiously serve the Company during the Term.

3.                       Confidentiality

                          The Employee shall not, except as required by law or the rules of any stock exchange on which the shares of the Company are listed for trading, either during the Term or any time thereafter, divulge, publish or otherwise reveal for any purpose other than that of the Company either directly or indirectly through any person, firm or corporation the business affairs of the Company or the trade secrets of the Company to any person or persons other than the directors of the Company and its professional advisers and shall not without the written consent of the Company either during the Term or any time thereafter use for his own purpose or any purpose other than those of the Company any information he may acquire in relation to the business and affairs of the Company. The Employee agrees, during the Term and forever thereafter, to keep confidential all information and material provided to him by the Company, excepting only such information as is already known to the public, but including such information and material relating to any customer, supplier or other party transacting business with the Company, and not to release, use or disclose the same except with the prior written permission of the Company. The above understanding will survive the termination or cancellation of this Agreement or the Employee's employment, even if occasioned by the Company's breach or wrongful termination.

4.                       Term

                          Subject to the provisions hereof, the term of the Employee's rights and obligations hereunder shall commence on January 1, 1998 (the "Commencement Date") and shall terminate when the parties agree to terminate this contract (the period from and including the Commencement Date until termination of this Agreement is herein referred to as the "Term") provided that the parties agree to continue with this Agreement.

5.                       Remuneration

                          The Company shall pay or accrue for the Employee's benefit and the Employee agrees to accept as compensation for all of the services to be rendered hereunder, a salary of $150,000 per annum payable in cash, or in shares of the Company at the deemed price prevalent on the date of payment, subject to regulatory approval.

6.                       Benefits

                          No benefits, other than the Employee's salary, will be paid for by the Company.

7.                       Insurance

                          No Insurance coverage will be paid.

8.                       Holidays and Sick Leave

                          The Employee shall be entitled to an annual paid vacation of four weeks per annum during the Term, which holidays may be accumulated by the Employee, if not taken, for a maximum of two years, after which the Employee will be paid in lieu of such holidays at his normal monthly wage under this Agreement. The Employee shall also be entitled to a maximum of 10 non-cumulative days sick leave during each year of the Term.

9.                       Expenses

                          The Company will reimburse the Employee for all reasonable expenses incurred in connection with the provision and performance of services hereunder and for which statements and receipts are submitted to the Company including travel and other expenses incidental to the duties undertaken hereunder.

10.                     Termination

                          This Agreement and the Employee's employment by the Company shall terminate upon the occurrence of any of the following events:

(a)
forthwith upon delivery by the Company of notice in writing to the Employee of dismissal of the Employee by the Company for gross neglect, incompetence, dishonesty or other just cause in accordance with law, stating the basis for such alleged cause in reasonable detail;

(b)	on the conclusion of not less than two month's prior written notice delivered by the Employee to the Company stating his intention to resign such employment;

                          Upon termination of the Employee's employment, the Company shall pay the Employee all compensation and benefits set out herein accrued up to and including the effective date of termination, plus six months salary. The stock options granted to the employee shall remain in effect for a period of two years from the date of termination.

                          Demise

                          No provision

11.                     Return of Records

                          On termination of his employment for any reason, the Employee agrees to return to the Company, as it may direct and at its cost, all business records, correspondence, files, technical data, equipment samples and other materials or records in his possession at the time of such termination and belonging to or supplied by the Company, its customers, suppliers or shareholders.

12.                     Assignment

                          This Agreement may not be assigned by the Employee or the Company.

13.                     Modification

                          No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

15.                     Governing Law

                          The proper law of this Agreement is the law of the Province of British Columbia and each of the parties attorns to the jurisdiction of the Courts of the Province of British Columbia.

16.                     Counterparts

                          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

17.                     Severability

                          If any provision of this Agreement is unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions of this Agreement and such provision shall be severable from the remainder of this Agreement.

18.                     Entire Agreement

                          The provisions herein and in the Schedules hereto constitute and contain the entire agreement between the parties and supersede all previous understandings, communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter hereof.

                          This Agreement shall be binding upon the parties and their heirs, executors, administrators and successors.

                          IN WITNESS WHEREOF this Employment Agreement was duly executed by the parties hereto on the day and year first above written.

The Common Seal of SUR AMERICAN GOLD	)
CORPORATION. was hereunto affixed in the	)
presence of:	)
)
)
)
“Alicia Nicholson”	)	c/s
Authorized Signatory	)
)
)
)
______________________________________	)
Authorized Signatory	)
)
SIGNED, SEALED AND DELIVERED by J.	)
RENNIE BLAIR	)
in the presence of:	)
)
Alicia Nicholson	)
______________________________________	)
Name	)
)
410-4160 Albert Street,	)
______________________________________	)
Address	)
)
Burnaby, B.C. V5C 6K2)		“Signed”
	)	J. RENNIE BLAIR
Mining Executive	)
______________________________________	)
Occupation	)

SCHEDULE "A"
(Services to be performed by Employee)

                          The Employee shall serve as President and Chief Executive Officer of the Company.

                          The Employee's responsibilities, duties and authority shall be those commonly associated with the services provided by the the President and C.E.O. or otherwise as the Company's Articles provide or as the directors of the Company may assign to the Employee from time to time, and without limiting the foregoing, shall include the following duties:

(a)	supervision and administration of the Company's exploration team.

(b)	supervision of all business of the Company's operations, including its mineral exploration and development programs.

(c)	hiring or firing, training and managing of technical employees of the Company;

(d)	negotiation and execution of contracts on behalf of the Company with the approval of the board of directors;

(e)	instructing solicitors for the Company.

                          The Employee shall report to the Board of Directors of the Company and shall be responsible to them.